Pricing Supplement No. F851 To Product Supplement No. I–C dated June 30, 2017, Prospectus Supplement dated June 30, 2017 and Prospectus dated June 30, 2017	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 March 26, 2019

Financial Products

$844,000 Contingent Coupon Autocallable Reverse Convertible Securities due March 29, 2022 Linked to the Performance of the Lowest Performing of Three Underlyings

•	The securities do not guarantee any return of principal or delivery of securities at maturity and do not provide for the regular payment of interest.

•	If these securities have not been previously automatically redeemed and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date in an amount of $20 (equivalent to approximately 8.00% per annum) per $1,000 principal amount of securities. If a Coupon Barrier Event has occurred on an Observation Date, no contingent coupon will be paid with respect to that Observation Date.

•	If a Trigger Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold and the contingent coupon payable on the immediately following Contingent Coupon Payment Date. No further payments will be made following an Automatic Redemption.

•	Investors should be willing to (i) forgo dividends and the potential to participate in any appreciation of any Underlying, (ii) accept the risks of owning equities and commodities futures contracts in general and the Lowest Performing Underlying in particular and (iii) if a Knock-In Event has occurred, lose some or all of their investment, excluding contingent coupons on the securities, if any.

•	Senior unsecured obligations of Credit Suisse maturing March 29, 2022. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the securities was determined on March 26, 2019 (the “Trade Date”), and the securities are expected to settle on March 29, 2019 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$30	$970
Total	$844,000	$25,320	$818,680

(1) Certain fiduciary accounts may pay a purchase price of at least $970 per $1,000 principal amount of securities.

(2) We or one of our affiliates will pay discounts and commissions of $30 per $1,000 principal amount of securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $954.90 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

March 26, 2019

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlyings:	The securities are linked to the performance of the lowest performing of the Underlyings set forth in the table below. For additional information on the Underlyings, see “The Underlyings” herein. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level, Knock-In Level, Coupon Barrier Level and Trigger Level:

	Underlyings	Ticker	Initial Level	Knock-In Level	Coupon Barrier Level	Trigger Level
	VanEck Vectors™ Gold Miners ETF	GDX UP <Equity>	$23.35	$14.01 (60% of Initial Level)	$14.01 (60% of Initial Level)	$19.8475 (85% of Initial Level)
	United States Natural Gas Fund, LP	UNG UP <Equity>	$24.18	$14.508 (60% of Initial Level)	$14.508 (60% of Initial Level)	$20.553 (85% of Initial Level)
	SPDR® S&P® Oil & Gas Exploration & Production ETF	XOP UP <Equity>	$30.70	$18.42 (60% of Initial Level)	$18.42 (60% of Initial Level)	$26.095 (85% of Initial Level)
Contingent Coupons:

If these securities have not been previously automatically redeemed and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date in an amount of $20 (equivalent to approximately 8.00% per annum) per $1,000 principal amount of securities. If a Coupon Barrier Event has occurred on an Observation Date, no contingent coupon will be paid with respect to that Observation Date.

If any Contingent Coupon Payment Date is not a business day, the contingent coupon will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any contingent coupon will not be adjusted with respect to any postponement of a Contingent Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Contingent Coupon Payment Date. No contingent coupons will be payable following an Automatic Redemption. Contingent coupons, if any, will be payable on the applicable Contingent Coupon Payment Date to the holder of record at the close of business on the business day immediately preceding the applicable Contingent Coupon Payment Date; provided that the contingent coupon payable on the Automatic Redemption Date or Maturity Date, as applicable, will be payable to the person to whom the Automatic Redemption Amount or the Redemption Amount, as applicable, is payable.

Coupon Barrier Event:	A Coupon Barrier Event will occur if, on any Observation Date, the closing level of any Underlying on such Observation Date is less than its Coupon Barrier Level.
Redemption Amount:	If these securities have not been previously automatically redeemed, at maturity, the Redemption Amount you will receive will depend on the individual performance of each Underlying and whether a Knock-In Event has occurred. For each $1,000 principal amount of securities, the cash or shares to be paid or delivered will be determined as follows:

•	If a Knock-In Event has not occurred, a cash payment equal to $1,000. Therefore, you will not participate in any appreciation of any Underlying.
•	If a Knock-In Event has occurred, the Physical Delivery Amount, plus a cash amount in respect of any fractional share, subject to our election to pay cash instead as noted below. If a Knock-In Event has occurred, you could receive the shares of the Lowest Performing Underlying with a value likely to be less than $600. You could lose your entire investment.
Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

Physical Delivery Amount:	The Physical Delivery Amount per $1,000 principal amount of securities is a number of shares of the Lowest Performing Underlying rounded down to the nearest whole number and equal to the product of (i) $1,000 divided by the Initial Level of the Lowest Performing Underlying and (ii) the applicable share adjustment factor. Each share adjustment factor is initially set equal to 1.0 on the Trade Date, subject to adjustment as described under “Description of the Securities—Adjustments” in the relevant product supplement. In lieu of any fractional shares in respect of the Physical Delivery Amount we will pay a cash amount equal to such fractional share multiplied by the Final Level of the Lowest Performing Underlying. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder will not receive such amount. If the Physical Delivery Amount is less than one share, the Redemption Amount will be paid in cash. Therefore, if the Initial Level of the Lowest Performing Underlying is greater than $1,000, the Redemption Amount will be paid in cash, unless the share adjustment factor increases by an amount sufficient to result in the delivery of at least one share. The Physical Delivery Amount (together with any cash amount paid in lieu of fractional shares) will be determined for each $1,000 principal amount of securities you hold. At our election, you may receive cash instead of the Physical Delivery Amount, in an amount equal to the product of (i) $1,000 divided by the Initial Level of the Lowest Performing Underlying and (ii) the Final Level of the Lowest Performing Underlying. If we exercise our option to deliver cash, we will give notice of our election at least one business day before the Valuation Date.
Automatic Redemption:	If a Trigger Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to $1,000 for each $1,000 principal amount of the securities (the “Automatic Redemption Amount”) and the contingent coupon payable, if any, on the immediately following Contingent Coupon Payment Date. No further payments will be made following an Automatic Redemption. Payment will be made with respect to such Automatic Redemption on the Contingent Coupon Payment Date immediately following the relevant Trigger Observation Date (the “Automatic Redemption Date”). Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.
Trigger Event:	A Trigger Event will occur if, on any Trigger Observation Date, the closing level of each Underlying on such Trigger Observation Date is equal to or greater than its Trigger Level.
Knock-In Event:	A Knock-In Event will occur if the Final Level of any Underlying is less than its Knock-In Level.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, the lesser of (i) zero and (ii) an amount calculated as follows:
Final Level − Initial Level Initial Level
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date, as set forth in the table above.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Valuation Date:	March 24, 2022, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	March 29, 2022, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
CUSIP:	22549JJ27

Key Dates:	Each Observation Date, Trigger Observation Date and Contingent Coupon Payment Date is set forth in the table below. The Key Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Observation Dates	Trigger Observation Dates	Contingent Coupon Payment Dates
June 25, 2019		June 28, 2019
September 25, 2019	September 25, 2019	September 30, 2019
December 24, 2019	December 24, 2019	December 30, 2019
March 25, 2020	March 25, 2020	March 30, 2020
June 24, 2020	June 24, 2020	June 29, 2020
September 24, 2020	September 24, 2020	September 29, 2020
December 23, 2020	December 23, 2020	December 29, 2020
March 24, 2021	March 24, 2021	March 29, 2021
June 24, 2021	June 24, 2021	June 29, 2021
September 24, 2021	September 24, 2021	September 29, 2021
December 23, 2021	December 23, 2021	December 29, 2021
Valuation Date		Maturity Date

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. I–C dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006317/dp77785_424b2-ic.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Hypothetical Redemption Amounts and Total Payments on the Securities

The tables and examples below illustrate, for a $1,000 investment in the securities, hypothetical Redemption Amounts payable at maturity for a hypothetical range of performances of the Lowest Performing Underlying and, in the case of Table 2, total contingent coupons over the term of the securities, which will depend on the number of Coupon Barrier Events that have occurred over the term of the securities. The tables and examples below assume (i) if a Coupon Barrier Event does not occur on an Observation Date, a contingent coupon of $20 per $1,000 principal amount of securities will be paid on the immediately following Contingent Coupon Payment Date, (ii) the securities are not automatically redeemed prior to maturity, (iii) the term of the securities is exactly three years, (iv) the Knock-In Level for each Underlying is 60% of the Initial Level of such Underlying, (v) the Lowest Performing Underlying is the VanEck Vectors™ Gold Miners ETF, (vi) the hypothetical Initial Level of the Lowest Performing Underlying is $23, (vii) a share adjustment factor of 1.0 and (viii) if the Physical Delivery Amount is to be delivered at maturity, we do not exercise our right to pay cash instead of the Physical Delivery Amount. The actual contingent coupon amount and Knock-In Levels are set forth in “Key Terms” herein. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual contingent coupon.

The hypothetical Redemption Amounts and total contingent coupons set forth below are for illustrative purposes only. The actual Redemption Amount and total contingent coupons applicable to a purchaser of the securities will depend on the number of Coupon Barrier Events that have occurred over the term of the securities, whether a Knock-In Event has occurred and on the Final Level of the Lowest Performing Underlying. It is not possible to predict how many Coupon Barrier Events will occur, if any, or whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. Furthermore, it is not possible to predict whether a Trigger Event will occur. If a Trigger Event occurs, the securities will be automatically redeemed for a cash payment equal to the principal amount of the securities you hold and the contingent coupon payable and no further payments will be made with respect to the securities. If the Physical Delivery Amount is less than one share, the Redemption Amount will be paid in cash. Therefore, if the Initial Level of the Lowest Performing Underlying is greater than $1,000, the Redemption Amount will be paid in cash, unless the share adjustment factor increases by an amount sufficient to result in the delivery of at least one share.

You will not participate in any appreciation in the Underlyings. You should consider carefully whether the securities are suitable to your investment goals. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Table 1: Hypothetical Redemption Amounts

Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Return on the Securities* (excluding contingent coupons, if any)	Redemption Amount (excluding contingent coupons, if any)	Total Contingent Coupons
100%	0%	$1,000
90%	0%	$1,000
80%	0%	$1,000
70%	0%	$1,000
60%	0%	$1,000	(See Table 2 below)
50%	0%	$1,000
40%	0%	$1,000
30%	0%	$1,000
20%	0%	$1,000
10%	0%	$1,000
0%	0%	$1,000
−10%	0%	$1,000
−20%	0%	$1,000
−30%	0%	$1,000
−40%	0%	$1,000
−41%	−41%	43 shares + $6.49
−50%	−50%	43 shares + $5.50
−60%	−60%	43 shares + $4.40
−70%	−70%	43 shares + $3.30
−80%	−80%	43 shares + $2.20
−90%	−90%	43 shares + $1.10
−100%	−100%	$0

Table 2: The expected total contingent coupons will depend on how many Coupon Barrier Events occur.

Number of Coupon Barrier Events	Total Contingent Coupons
A Coupon Barrier Event does not occur on any Observation Date	$240
A Coupon Barrier Event occurs on 1 Observation Date	$220
A Coupon Barrier Event occurs on 2 Observation Dates	$200
A Coupon Barrier Event occurs on 3 Observation Dates	$180
A Coupon Barrier Event occurs on 4 Observation Dates	$160
A Coupon Barrier Event occurs on 5 Observation Dates	$140
A Coupon Barrier Event occurs on 6 Observation Dates	$120
A Coupon Barrier Event occurs on 7 Observation Dates	$100
A Coupon Barrier Event occurs on 8 Observation Dates	$80
A Coupon Barrier Event occurs on 9 Observation Dates	$60
A Coupon Barrier Event occurs on 10 Observation Dates	$40
A Coupon Barrier Event occurs on 11 Observation Dates	$20
A Coupon Barrier Event occurs on 12 Observation Dates	$0

*If shares are delivered, the return on the securities will depend on the value of the shares upon delivery. Therefore the return on the securities may differ from and may be lower than the percentage change in the level of the Underlying from the Initial Level to the Final Level. See “Selected Risk Considerations—The value of the Physical Delivery Amount could be less on the Maturity Date than on the Valuation Date” herein.

The total payment or delivery on the securities will be equal to the Redemption Amount applicable to an investor plus the total contingent coupons on the securities.

The following examples illustrate how the Redemption Amount (excluding contingent coupons) is calculated.

Example 1: A Knock-In Event has occurred because the Final Level of an Underlying is less than its Knock-In Level.

Underlying	Final Level
GDX	40% of Initial Level
UNG	85% of Initial Level
XOP	90% of Initial Level

Because the Final Level of GDX is less than its Knock-In Level, a Knock-In Event has occurred. GDX is also the Lowest Performing Underlying. Therefore, the Redemption Amount will equal the Physical Delivery Amount, calculated as follows:

Physical Delivery Amount	=	$1,000/Initial Level of the Lowest Performing Underlying
	=	$1,000/$23
	=	43 shares of the Lowest Performing Underlying (43.4783 rounded down)
Redemption Amount	=	Physical Delivery Amount + cash in lieu of fractional shares equal to approximately 0.4783 × $9.20
	=	43 shares of the Lowest Performing Underlying + $4.40

In this example, at maturity an investor would receive a Redemption Amount equal to 43 shares of the Lowest Performing Underlying and a cash payment of $4.40. The value of the Redemption Amount on the Valuation Date, which is the date on which the Final Level is determined, is $400, calculated as follows:

Physical Delivery Amount	=	43 shares of the Lowest Performing Underlying
Value of Redemption Amount	=	(43 shares of the Lowest Performing Underlying × $9.20) + $4.40
	=	$395.60 + $4.40
	=	$400

In these circumstances, the investor will be exposed to any depreciation in the level of the Lowest Performing Underlying from its Initial Level to the time of delivery.

Example 2: A Knock-In Event has not occurred because the Final Level of each Underlying is equal to or greater than its Knock-In Level; the Final Level of each Underlying is greater than its Initial Level.

Underlying	Final Level
GDX	105% of Initial Level
UNG	115% of Initial Level
XOP	110% of Initial Level

Because the Final Level of each Underlying is not less than its Knock-In Level, a Knock-In Event has not occurred. Even though the Final Level of each Underlying is greater than its Initial Level, you will not participate in the appreciation of any Underlying.

Therefore, the Redemption Amount equals $1,000.

Example 3: A Knock-In Event has not occurred because the Final Level of each Underlying is equal to or greater than its Knock-In Level; the Final Level of each Underlying is less than its Initial Level.

Underlying	Final Level
GDX	80% of Initial Level
UNG	85% of Initial Level
XOP	95% of Initial Level

Even though the Final Level of each Underlying is less than its Initial Level, since the Final Level of each Underlying is equal to or greater than its Knock-In Level, a Knock-In Event has not occurred.

Therefore, the Redemption Amount equals $1,000.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — If the securities are not automatically redeemed prior to the Maturity Date, you may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding contingent coupons, if any. If a Knock-In Event has occurred, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount you will receive will be less than the principal amount of the securities, and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT OR DELIVERY YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment or delivery you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE SECURITIES DO NOT PROVIDE FOR REGULAR FIXED INTEREST PAYMENTS — Unlike conventional debt securities, the securities do not provide for regular fixed interest payments. The number of contingent coupons you receive over the term of the securities, if any, will depend on the performance of the Underlyings during the term of the securities and the number of Coupon Barrier Events that occur. If a Coupon Barrier Event occurs on an Observation Date, no contingent coupon will be paid with respect to that Observation Date. Accordingly, if a Coupon Barrier Event occurs on every Observation Date, you will not receive any contingent coupons during the term of the securities. Thus, the securities are not a suitable investment for investors who require regular fixed income payments, since the number of contingent coupons is variable and may be zero.

In addition, if rates generally increase over the term of the securities, it is more likely that the contingent coupon, if any, could be less than the yield one might receive based on market rates at that time. This would have the further effect of decreasing the value of your securities both nominally in terms of below-market coupons and in real value terms. Furthermore, it is possible that you will not receive some or all of the contingent coupons over the term of the securities, and still lose your principal amount. Even if you do receive some or all of your principal amount at maturity, you will not be compensated for the time value of money. These securities are not short-term investments, so you should carefully consider these risks before investing.

•	MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the level of such Underlying could be less than (i) its Coupon Barrier Level on any Observation Date or (ii) its Knock-In Level on the Valuation Date, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher contingent coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower Coupon Barrier Levels or Knock-In Levels) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher contingent coupon may indicate an increased risk of loss. Further, relatively lower Coupon Barrier Levels or Knock-In Levels may not necessarily indicate that you will receive a contingent coupon on any Contingent Coupon Payment Date or that the securities have a greater likelihood of a return of principal at maturity. The volatility of any Underlying can change significantly over the term of the securities. The levels of the Underlyings for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

•	AT MATURITY OR UPON AUTOMATIC REDEMPTION, THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS THE FINAL CONTINGENT COUPON, IF ANY — At maturity or upon Automatic Redemption, the securities will not pay more than the principal amount plus the final contingent coupon, if any, regardless of the performance of any Underlying. Even if the Final Level of each Underlying is greater than its Initial Level, you will not participate in the appreciation of any Underlying. The maximum amount payable with respect to the securities (excluding contingent coupons, if any) is $1,000 for each $1,000 principal amount of the securities.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK — If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide you with the opportunity to be paid the same coupons as the securities.

•	AN AUTOMATIC REDEMPTION WOULD LIMIT YOUR OPPORTUNITY TO BE PAID CONTINGENT COUPONS OVER THE FULL TERM OF THE SECURITIES — The securities are subject to a potential Automatic Redemption. If a Trigger Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold and the contingent coupon payable on the immediately following Contingent Coupon Payment Date, and no further payments will be made with respect to the securities. In this case, you will lose the opportunity to continue to be paid contingent coupons from the Automatic Redemption Date to the scheduled Maturity Date.

•	THE VALUE OF THE PHYSICAL DELIVERY AMOUNT COULD BE LESS ON THE MATURITY DATE THAN ON THE VALUATION DATE — If a Knock-In Event has occurred, you will receive on the Maturity Date the Physical Delivery Amount, which will consist of a whole number of shares of the Lowest Performing Underlying plus an amount in cash corresponding to any fractional share, subject to our election to pay cash instead. The value of the Physical Delivery Amount on the Valuation Date will be less than $1,000 per $1,000 principal amount of securities and could fluctuate, possibly decreasing, in the period between the Valuation Date and the Maturity Date. We will make no adjustments to the Physical Delivery Amount to account for any such fluctuation and you will bear the risk of any decrease in the value of the Physical Delivery Amount between the Valuation Date and the Maturity Date. If the Physical Delivery Amount is less than one share, the Redemption Amount will be paid in cash. Therefore, if the Initial Level of the Lowest Performing Underlying is greater than $1,000, the Redemption Amount will be paid in cash, unless the share adjustment factor increases by an amount sufficient to result in the delivery of at least one share.

•	YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS — The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but the Final Level of the Lowest Performing Underlying is less than its Knock-In Level, you will be exposed to the depreciation of the Lowest Performing Underlying and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that (i) the Final Level of at least one of the Underlyings will be below its Knock-In Level and (ii) a Coupon Barrier Event occurs with respect to at least one of the Underlyings on one or more Observation Dates, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the performances of the equity securities included in each Underlying are related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Underlying, you are also taking a risk relating to the relationship among the Underlyings.

•	THERE ARE RISKS ASSOCIATED WITH THE UNDERLYINGS — Although shares of the Underlyings are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market. Each Underlying is subject to management risk, which is the risk that an Underlying’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to each Underlying's investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by such Underlying. Any of these actions could adversely affect the price of the shares of each Underlying and consequently the value of the securities. For additional information on the Underlyings, see “The Underlyings” herein.

•	THE PERFORMANCE AND MARKET VALUE OF EACH UNDERLYING, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE TO THE PERFORMANCE OF ITS TRACKED INDEX — Each Underlying will generally invest in all of the equity securities included in the index tracked by such Underlying (each such index, a “Tracked Index”), but may not fully replicate such Tracked Index. There may be instances where a Underlying’s investment advisor may choose to overweight another stock in such Underlying’s Tracked Index, purchase securities not included in such Underlying’s Tracked Index that such investment advisor believes are appropriate to substitute for a security included in such Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of each Underlying will reflect additional transaction costs and fees that are not included in the calculation of such Underlying’s Tracked Index. Finally, because the shares of each Underlying are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of each Underlying may differ from the net asset value per share of such Underlying.

During periods of market volatility, securities held by each Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of such Underlying and the liquidity of such Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in each Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Underlying. As a result, under these circumstances, the market value of shares of each Underlying may vary substantially from the net asset value per share of such Underlying. For all the foregoing reasons, the performance of each Underlying may not correlate with the performance of its Tracked Index. For additional information on the Underlyings, see “The Underlyings” herein.

•	The Stocks Included iN EACH UNDERLYING Are Concentrated in One Particular Sector — All of the stocks included in each Underlying are issued by companies in a single sector. As a result, the stocks that will determine the performance of each Underlying are concentrated in a single sector. Although an investment in the securities will not give holders any ownership or other direct interests in the stocks held by the Underlyings, the return on an investment in the securities will be subject to certain risks associated with a direct equity investment in companies in a single sector. Accordingly, by investing in the securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in a broader range of sectors. For additional information on the Underlyings, see “The Underlyings” herein.

•	FOREIGN SECURITIES MARKETS RISK — Some or all of the assets included in VanEck Vectors™ Gold Miners ETF are issued by foreign companies and trade in foreign securities markets. Investments in the securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the VanEck Vectors™ Gold Miners ETF may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the VanEck Vectors™ Gold Miners ETF, and therefore the performance of the VanEck Vectors™ Gold Miners ETF and the value of the securities.

•	CURRENCY EXCHANGE RISK — Because the prices of the equity securities included in the VanEck Vectors™ Gold Miners ETF are converted into U.S. dollars for purposes of calculating the level of the VanEck Vectors™ Gold Miners ETF, investors will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the VanEck Vectors™ Gold Miners ETF trade. Currency exchange rates may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the equity securities included in the VanEck Vectors™ Gold Miners ETF, the level of the VanEck Vectors™ Gold Miners ETF and the value of the securities.

•	THE PERFORMANCE OF THE UNITED STATES NATURAL GAS FUND, LP MAY NOT FULLY REPLICATE THE PERFORMANCE OF THE PRICE OF NATURAL GAS — United States Commodity Funds, LLC, the general partner of United States Natural Gas Fund, LP, is responsible for investing the assets of the United States Natural Gas Fund, LP in accordance with the objectives and policies of the United States Natural Gas Fund, LP. The assets of the United States Natural Gas Fund, LP consist primarily of investments in futures contracts for natural gas that are traded on the New York Mercantile Exchange, ICE Futures or other U.S. and foreign exchanges (collectively, “natural gas futures contracts”) and other natural interests such as cash-settled options on natural futures contracts, forward contracts for natural gas, and over-the-counter transactions that are based on the price of natural gas, crude oil, other petroleum-based fuels, and indices based on the foregoing (collectively, “other natural gas interests” and together with gas futures contracts, “natural gas interests”). The United States Natural Gas Fund, LP seeks to achieve its investment objective by investing in a mix of natural gas futures contracts and other natural gas interests such that changes in the net asset value of the United States Natural Gas Fund, LP will closely track the changes in the price of a specified natural gas futures contract (the “benchmark natural gas futures contract”). The United States Natural Gas Fund, LP’s general partner believes that the benchmark natural gas futures contract historically has exhibited a close correlation with the spot price of natural gas. There is no assurance that the general partner of the United States Natural Gas Fund, LP will successfully implement its investment strategy and there is a risk that changes in the price of United States Natural Gas Fund, LP units will not closely track changes in the spot price of natural gas. This could happen if the price of the units does not correlate closely with the United States Natural Gas Fund, LP’s net asset value; changes in the United States Natural Gas Fund, LP’s net asset value do not closely correlate with changes in the price of the benchmark natural gas futures contract; or changes in the price of the benchmark natural gas futures contract do not closely correlate with changes in the cash or spot price of natural gas oil.

•	RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN ENERGY COMMODITIES — Market prices of the commodities and commodity futures contracts comprising the United States Natural Gas Fund, LP tend to be highly volatile. Commodity market prices are not related to the value of a future income or earnings stream, as tends to be the case with fixed income and equity investments, but are subject to rapid fluctuations based on numerous factors, including changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, drought, floods, weather, and agricultural, trade, fiscal and exchange control policies, embargoes and tariffs. The markets for many commodities are also highly cyclical.

The United States Natural Gas Fund, LP invests in exchange-traded futures contracts for natural gas, other types of crude oil, gasoline, and other petroleum-based fuels. The shares of the United States Natural Gas Fund, LP may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. The prices of these exchange-traded futures contracts are subject to the risks and hazards inherent in this industry, which can cause prices to widely fluctuate. The exploration for, and production of, crude oil is an uncertain process with many risks. The cost of drilling, completing and operating wells for natural gas is uncertain, and a number of factors can delay or prevent drilling operations or production, including fire, explosions, blow-outs, pipe failure, abnormally pressured formations, environmental hazards and mechanical difficulties or shortages or delays in the delivery of drilling rigs and other equipment. Crude oil operations also are subject to extensive federal, state and local environmental laws and regulations that materially affect production, handling, storage, transportation and disposal of crude oil and natural gas, by-products of crude oil and natural gas and other substances produced or used in connection with crude oil and natural gas operations. Sudden disruptions in the supplies of energy commodities, such as those caused by war, natural events, accidents or acts of terrorism, may cause prices of energy commodities futures contracts to become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing energy commodities, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. In particular, supplies of crude oil may increase or decrease depending on, among other factors, production decisions by the Organization of Oil and Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC, which has the capacity to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities.

Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of energy commodities. Demand for energy commodities such as crude oil is generally linked to economic activity, and will tend to reflect general economic conditions. Additionally, demand for energy commodities may be reduced as a result of increases in energy efficiency, substitution and energy conservation.

These factors may have a larger impact on commodity prices and commodity linked instruments than on traditional fixed income and equity securities. These variables may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. These and other factors may affect the price of the shares of the United States Natural Gas Fund, LP, and thus the value of your securities, in unpredictable or unanticipated ways. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

•	THE UNITED STATES NATURAL GAS FUND, LP MAY BE MORE VOLATILE AND MORE SUSCEPTIBLE TO PRICE FLUCTUATIONS OF COMMODITY FUTURES CONTRACTS THAN AN INDEX OR FUND THAT PROVIDES BROAD COMMODITY EXPOSURE — In contrast to an index or fund that includes or holds contracts on natural gas and non-natural gas commodities, the United States Natural Gas Fund, LP primarily invests in contracts only on natural gas. As a result, price volatility in the contracts held by the United States Natural Gas Fund, LP, will likely have a greater impact on the United States Natural Gas Fund, LP than it would on an index or fund with broad commodity exposure. In addition, because the United States Natural Gas Fund, LP omits principal market sectors composing the commodity market, the United States Natural Gas Fund, LP will be less representative of the economy and commodity markets as a whole and will therefore not serve as a reliable benchmark for commodity market performance generally.

•	THE SECURITIES ARE NOT SUBJECT TO REGULATION BY THE COMMODITY FUTURES TRADING COMMISSION — The proceeds to be received by us from the sale of the securities will not be used to purchase or sell any commodities futures contracts or options on futures contracts for your benefit. An investment in the securities thus does not constitute either an investment in futures contracts, options on futures contracts or in a collective investment vehicle that trades in these futures contracts (i.e., the securities will not constitute a direct or indirect investment by you in the futures contracts), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission, commonly referred to as the “CFTC.” The Issuer is not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the securities will not be interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

•	A DECISION BY THE NEW YORK MERCANTILE EXCHANGE, OR THE NYMEX, TO INCREASE MARGIN REQUIREMENTS FOR NATURAL GAS FUTURES CONTRACTS MAY AFFECT THE PRICE OF ONE SHARE OF THE UNITED STATES NATURAL GAS FUND, LP — If the NYMEX increases the amount of collateral required to be posted to hold positions in the futures contracts on natural gas (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of one share of the United States Natural Gas Fund, LP to decline significantly.

•	HEDGING AND TRADING ACTIVITY — We or any of our affiliates may carry out hedging activities related to the securities, including in the Underlyings or instruments related to the Underlyings. We or our affiliates may also trade in the Underlyings or instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the levels of any Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the VanEck Vectors™ Gold Miners ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	events affecting companies engaged in the industries or markets tracked by the Underlyings;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS — Your return on the securities will not reflect the return you would realize if you actually owned shares of the Underlyings or the assets that comprise the Underlyings. The return on your investment is not the same as the total return based on the purchase of shares of the Underlyings or the assets that comprise the Underlyings.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to shares of the Underlyings or the assets that comprise the Underlyings.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

•	The U.S. federal tax consequences of an InVestment In the securItIes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax

Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

The VanEck Vectors™ Gold Miners ETF

You may receive shares of an Underlying at maturity as payment on the securities. Therefore in making your decision to invest in the securities, you should review the prospectus related to the VanEck Vectors™ Gold Miners ETF.

The prospectus for the VanEck Vectors™ Gold Miners ETF was filed by the VanEck Vectors ETF Trust on April 25, 2018 and is available at http://www.sec.gov/Archives/edgar/data/1137360/000093041318001499/c90794_485bpos.htm.

We have derived all information contained herein regarding the VanEck Vectors™ Gold Miners ETF from publicly available information. Such information reflects the policies of, and is subject to change by, Van Eck Associates Corporation, which maintains and manages the VanEck Vectors™ Gold Miners ETF and acts as investment advisor to the VanEck Vectors™ Gold Miners ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the VanEck Vectors™ Gold Miners ETF.

The VanEck Vectors™ Gold Miners ETF is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index, which is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in the mining of gold and silver.

VanEck Vectors ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the VanEck Vectors™ Gold Miners ETF. Information filed by VanEck Vectors ETF Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-123257 and 811-10325. Shares of the VanEck Vectors™ Gold Miners ETF are listed on the NYSE Arca under ticker symbol “GDX.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement, any accompanying product supplement, the prospectus supplement and the prospectus.

United States Natural Gas Fund, LP

You may receive shares of an Underlying at maturity as payment on the securities. Therefore in making your decision to invest in the securities, you should review the prospectus related to the United States Natural Gas Fund, LP.

The prospectus for the United States Natural Gas Fund, LP was filed by the United States Commodity Funds LLC on April 27, 2018 and is available at

http://www.sec.gov/Archives/edgar/data/1376227/000117120018000126/i18176_ung-424b3.htm.

In making your decision to invest in the securities, you should pay particular attention to the section of the prospectus entitled “Risk Factors Involved With An Investment in UNG.” The contents of the prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof. We have not undertaken an independent review or due diligence of any publicly available information regarding the prospectus.

We have derived all information contained herein regarding the United States Natural Gas Fund, LP from publicly available information. Such information reflects the policies of, and is subject to change by, United States Commodity Funds LLC, which manages and controls the United States Natural Gas Fund, LP. We have not conducted any independent review or due diligence of any publicly available information with respect to the United States Natural Gas Fund, LP.

United States Natural Gas Fund, LP is an exchange-traded fund that is designed to track in percentage terms the movements of natural gas prices.

Information filed by the United States Natural Gas Fund, LP with the SEC under the Securities Exchange Act can be found by reference to its SEC file numbers 333-217257 and 001-33096. Shares of the United States Natural Gas Fund, LP are listed on the NYSE Arca under ticker symbol “UNG.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus.

The SPDR® S&P® Oil & Gas Exploration & Production ETF

You may receive shares of an Underlying at maturity as payment on the securities. Therefore in making your decision to invest in the securities, you should review the prospectus related to the SPDR® S&P® Oil & Gas Exploration & Production ETF.

The prospectus for the SPDR® S&P® Oil & Gas Exploration & Production ETF was filed by the SPDR® Series Trust on October 31, 2018 and is available at

http://www.sec.gov/Archives/edgar/data/1064642/000119312518313488/d616168d497k.htm.

We have derived all information contained herein regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF from publicly available information. Such information reflects the policies of, and is subject to change by, SSGA Funds Management, Inc., which maintains and manages the SPDR® S&P® Oil & Gas Exploration & Production ETF, and acts as investment advisor to the SPDR® S&P® Oil & Gas Exploration & Production ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF.

The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund that seeks investment results that, before fees and expenses, correspond generally to the total return of the S&P Oil & Gas Exploration & Production Select Industry™ Index, which measures the performance of the oil and gas exploration and production segment of the S&P® Total Market Index.

The SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the SPDR® S&P® Oil & Gas Exploration & Production ETF. Information filed by the SPDR® Series Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-57793 and 811-08839. Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF are listed on the NYSE Arca under ticker symbol “XOP.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing level of each Underlying from January 2, 2014 through March 26, 2019. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities.

For additional information on the VanEck Vectors™ Gold Miners ETF, the United States Natural Gas Fund and the SPDR® S&P® Oil & Gas Exploration & Production ETF, LP, see “The Underlyings” herein.

The closing level of the VanEck Vectors™ Gold Miners ETF on March 26, 2019 was $23.35.

The closing level of the United States Natural Gas Fund, LP on March 26, 2019 was $24.18.

The closing level of the SPDR® S&P® Oil & Gas Exploration & Production ETF on March 26, 2019 was $30.70.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the securities for U.S. federal income tax purposes as prepaid financial contracts with associated coupons that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the securities.

Assuming this treatment of the securities is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	Any coupons paid on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or other disposition (including retirement for cash) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

•	If you receive the underlying shares (and cash in lieu of any fractional shares) at maturity, you should not recognize gain or loss with respect to the underlying shares received. Instead, you should have an aggregate tax basis in the underlying shares received (including any fractional shares deemed received) equal to your tax basis in the securities. Your holding period for any underlying shares received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize capital loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the securities that is allocable to the fractional share.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the securities might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the underlying shares that you may receive at maturity. You should consult your tax advisor regarding the U.S. federal tax consequences of the ownership and disposition of the underlying shares.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. Except as provided below and in the accompanying product supplement under “Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities” and “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2021 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

FATCA.  You should review the section entitled "Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities" in the accompanying product supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU will offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive discounts and commissions of $30 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated February 28, 2019 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on February 28, 2019. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated February 28, 2019, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on February 28, 2019. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

Credit Suisse